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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of ChoicePoint Inc.:

We have issued our report dated August 12, 1999 regarding the consolidated financial statements of I.R.S.C., Inc. and subsidiaries as of December 31, 1998 and for each of the two years in the period then ended, appearing in the Annual Report on Form 10-K of DBT Online, Inc. for the year ended December 31, 1999, which is incorporated by reference in this Current Report on Form 8-K. We consent to the incorporation by reference of said report in this Current Report.


/s/ Corbin & Wertz
Irvine, California
May 19, 2000